EXHIBIT 99.1
Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 614-8267
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 614-8200
Champion Enterprises Reports First Quarter 2008 Results
International Segment Growth Drives 14 Percent Increase in Consolidated Revenues, but Continuing Weakness
in the U.S., along with Restructuring and Other Charges, Result in Net Loss for the Quarter
TROY, Mich., April 15, 2008 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its first quarter ended March 29, 2008. Revenues for the quarter increased 14.2 percent to $296.7 million compared to $259.8 million for the first quarter of 2007. The Company reported a net loss for the quarter of $20.5 million, or $0.26 per diluted share, compared to a net loss of $7.2 million, or $0.09 per diluted share, for the same period of the prior year.
The loss before income taxes in the first quarter of 2008 included the following items totaling $13.8 million: charges totaling $9.8 million related to the Company’s previously announced reorganization of its North American manufacturing operations and closure of two manufacturing facilities, foreign currency transaction losses of $2.3 million related to intercompany loans issued in connection with its international acquisitions, $1.8 million of expense recorded to reduce the value of inventory at its California-based retail operations and $0.1 million of gains from the sale of property. The pretax loss for the first quarter of 2007 included $1.3 million of restructuring charges and $0.8 million of gains from the sale of property.
“Our first quarter results were impacted by a number of items leading to a reported operating loss of $17.0 million. After adjusting for these items, our consolidated results at the operating line actually improved over the prior year, and our manufacturing segment was better than breakeven,” stated William Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc.
“Despite closing four plants in 2007, our U.S. manufacturing facilities operated at only 38 percent capacity utilization during the quarter compared to 44 percent for the first quarter of last year, severely straining our ability to operate profitably in our seasonally slowest quarter. We took additional steps during the quarter to further reduce costs by closing two plants and reducing our North American regional offices from four to two, strengthening our position as we enter the second quarter.
“Meanwhile, our international segment reported another record quarter with sales increasing 137 percent to $110.4 million, and our Canadian operations, bolstered by the acquisition of SRI Homes at the end of last year, remain strong. Non-U.S. revenues represented just over 50 percent of our sales this quarter. This diversification has helped to offset the effects of difficult U.S. housing markets,” Griffiths continued.

755 West Big Beaver Road, Suite 1000 | Troy, Michigan 48084
(248) 614-8200 | www.championhomes.com

Champion Enterprises Reports First Quarter 2008 Results

North American Manufacturing Segment
•	Manufacturing segment net sales for the first quarter decreased 8.9 percent to $181.5 million compared to $199.3 million in the same period of the prior year.

•	The manufacturing segment reported a loss of $9.0 million for the first quarter compared to segment income of $0.1 million in the first quarter of 2007. The segment loss for the quarter ended March 29, 2008 was driven by $9.3 million of restructuring charges, including $7.0 million of non-cash fixed asset impairment charges related to the Company’s closed plant in Oregon and idled facility in Indiana, partially offset by $0.1 million of gains on the sale of property. Segment income for the first quarter of 2007 included $1.3 million of restructuring charges and $0.8 million of gains on the sale of property.

•	Segment backlogs totaled $25 million at March 29, 2008, compared to $42 million at the end of last year’s first quarter and $56 million at the end of 2007. Since the end of the first quarter, backlogs have improved by 43 percent, compared to last year’s increase of 7 percent over the same two-week period.

•	Revenues from the sale of modular homes in the U.S. totaled $49 million for the quarter, representing approximately 27 percent of manufacturing segment sales, down from $63 million in the first quarter of 2007. A significant portion of the year-over-year decrease is due to the completion in 2007 of the Company’s military housing project at Fort Lewis Army Post in Washington state, which also drove a decline of approximately $8 million in year-over-year backlogs.
International Manufacturing Segment
•	International segment sales grew 137 percent to $110.4 million for the quarter, up from $46.5 million in the same period of the prior year.

•	Segment income increased to $8.4 million for the period from $3.1 million in the first quarter of 2007, while the segment margin was 7.6 percent compared to 6.7 percent in the same period last year.

•	International segment order backlogs remain strong, with firm contracts and orders pending contracts under framework agreements totaling approximately $210 million, compared to approximately $250 million at both the end of 2007 and the end of last year’s first quarter.
Retail Segment
•	The retail segment reported first quarter 2008 revenues of $9.0 million, down from $18.1 million for the same period last year.

•	The retail segment reported a loss of $2.8 million for the quarter, compared to $0.9 million of segment income in the first quarter of 2007. The segment loss for the first quarter of 2008 included $1.8 million of expense to reduce inventory values to reflect current housing market conditions, primarily in southern California.
Other Items
•	Cash, cash equivalents and short-term investments totaled $105.4 million as of March 29, 2008 compared to $135.4 million at the end of 2007 and $76.6 million at the end of the first quarter of 2007.

Champion Enterprises Reports First Quarter 2008 Results

•	Cash used for operations totaled $26.3 million for the quarter ended March 29, 2008 compared to cash provided of $6.9 million for the same period last year.
In conclusion Griffiths stated, “While the quarter’s results clearly show the difficulties we continue to face in the U.S., we remain cautiously optimistic that conditions will improve as 2008 unfolds. Champion’s U.S. housing business provides an affordable housing alternative to consumers which, we believe, will become a significant advantage in today’s tighter credit markets.
“Further, our strong financial position will allow us to continue driving our international expansion strategy for the long-term benefit of our stakeholders.”
First Quarter 2008 Conference Call
Champion Enterprises will host a conference call on Wednesday, April 16, 2008 at 11 a.m. EDT to discuss these results and current business trends. To listen to the call, please call (888) 724-9513 for domestic callers or (913) 312-1493 for international callers. The passcode is 2243077. The call may also be heard live at www.championhomes.com under the “Investors” link.
A telephone replay of the call will be available approximately two hours after the call’s conclusion through Friday, April 25, 2008. To access the telephone replay, please call (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. The passcode is 2243077. A web-cast replay will be available on the Company’s web site under the “Investors” link.
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 33 manufacturing facilities in North America and the United Kingdom working with independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding backlogs and pending orders, future market conditions, the advantage of affordable housing, Champion’s international expansion strategy, and the long-term benefit of Champion’s stakeholders, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.
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CHB/ 4
CHAMPION ENTERPRISES, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

	(UNAUDITED)
	Three Months Ended
	March 29,	March 31,	%
	2008	2007	Change
Net sales:
Manufacturing segment	$181,485	$199,296	(8.9%)
International segment	110,366	46,531	137.2%
Retail segment	9,047	18,070	(49.9%)
Less: intercompany	(4,200)	(4,100)

Total net sales	296,698	259,797	14.2%

Cost of sales	260,130	227,784	14.2%

Gross margin	36,568	32,013	14.2%

Selling, general and administrative expenses	39,303	35,786	9.8%
Restructuring charges	9,471	1,121
Foreign currency transaction losses	2,351	—
Amortization of intangible assets	2,469	1,402	76.1%

Operating loss	(17,026)	(6,296)	170.4%

Interest expense, net	3,873	4,040	(4.1%)

Loss before income taxes	(20,899)	(10,336)	102.2%

Income tax benefit	(415)	(3,090)	(86.6%)

Net loss	$(20,484)	$(7,246)	182.7%

Basic loss per share:	$(0.26)	$(0.09)	188.9%

Weighted shares for basic EPS	77,472	76,557

Diluted loss per share:	$(0.26)	$(0.09)	188.9%

Weighted shares for diluted EPS	77,472	76,557

See accompanying Notes to Consolidated Financial Information.

CHB/ 5
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	(UNAUDITED)
	March 29,	December 29,
	2008	2007
Assets:
Cash and cash equivalents	$95,405	$135,408
Short-term investments	9,975	—
Accounts receivable	125,833	89,646
Inventories	94,704	90,782
Deferred tax assets	28,760	29,746
Other current assets	9,000	14,827

Total current assets	363,677	360,409

Property, plant and equipment, net	104,834	116,984
Goodwill and other intangible assets, net	431,458	433,151
Deferred tax assets	93,085	87,983
Other non-current assets	22,707	23,696

Total assets	$1,015,761	$1,022,223

Liabilities and Shareholders’ Equity:
Short-term debt	$29,628	$25,884
Accounts payable	137,494	119,390
Other accrued liabilities	167,968	173,052

Total current liabilities	335,090	318,326

Long-term debt	342,671	342,897
Deferred tax liabilities	6,725	7,065
Other long-term liabilities	34,359	34,089
Shareholders’ equity	296,916	319,846

Total liabilities and shareholders’ equity	$1,015,761	$1,022,223

See accompanying Notes to Consolidated Financial Information.
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CHB/ 6
CHAMPION ENTERPRISES, INC.
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS
(In thousands)

	(UNAUDITED)
	Three Months Ended
	March 29,	March 31,
	2008	2007

Net loss	$(20,484)	$(7,246)
Adjustments:
Depreciation and amortization	6,107	5,027
Stock-based compensation	560	819
Change in deferred taxes	(3,780)	(4,235)
Fixed asset impairment charges	7,000	200
Insurance proceeds	2,500	—
Gain on disposal of fixed assets	(98)	(800)
Foreign currency transaction losses	2,351	—
Increase/decrease:
Accounts receivable	(31,635)	(10,427)
Inventories	(3,384)	9,344
Accounts payable	14,297	18,032
Accrued liabilities	463	(5,902)
Other, net	(245)	2,090

Cash (used for) provided by operating activities	(26,348)	6,902

Proceeds on disposal of fixed assets	1,147	818
Purchase of short-term investments	(9,975)	—
Additions to property, plant and equipment	(2,275)	(1,878)
Acquisitions	(2,323)	—

Cash used for investing activities	(13,426)	(1,060)

Payments on long-term debt	(49)	(493)
Decrease in restricted cash	—	15
Common stock issued, net	65	464

Cash provided by (used for) financing activities	16	(14)

Cash (used for) provided by discontinued operations	(22)	219

Effect of exchange rate changes on cash and cash equivalents	(223)	316

(Decrease) increase in cash and cash equivalents	(40,003)	6,363
Cash and cash equivalents at beginning of period	135,408	70,208

Cash and cash equivalents at end of period	$95,405	$76,571

See accompanying Notes to Consolidated Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
(1) On December 21, 2007, the Company acquired substantially all of the assets and the business of SRI Homes Inc. (“SRI”), a producer of factory-built homes in western Canada. The results of operations for SRI are included in the Company’s results and its manufacturing segment for the first quarter of 2008.
(2) The Company evaluates the performance of its manufacturing, international and retail segments based on income before amortization of intangible assets, interest, income taxes, foreign currency transaction gains and losses on intercompany indebtedness and general corporate expenses. A reconciliation of loss before income taxes for the three months ended is as follows (dollars in thousands):

	March 29,	Related	March 31,	Related
Three months ended:	2008	Sales	2007	Sales

Manufacturing segment (loss) income	$(9,023)	-5.0%	$96	0.0%
International segment income	8,389	7.6%	3,124	6.7%
Retail segment (loss) income	(2,764)	-30.6%	872	4.8%
General corporate expenses	(8,608)		(9,286)
Amortization of intangible assets	(2,469)		(1,402)
Intercompany eliminations	(200)		300
Foreign currency transaction losses	(2,351)		—
Interest expense, net	(3,873)		(4,040)

Loss before income taxes	$(20,899)	(7.0%)	$(10,336)	(4.0%)

(3) Gain on disposal of fixed assets resulted primarily from the sale of an idle plant in the first quarter of 2008 and 2007.
(4) During the quarter ended March 29, 2008, $9.8 million of restructuring charges were incurred in connection with the Company’s decision to close a manufacturing facility in Oregon, the final of four plants at an Indiana complex where the other three plants had been previously idled, and reduce the number of North American regional offices from four to two. Charges totaling $9.3 million were recorded in the manufacturing segment with the remaining $0.5 million included in general corporate expenses. During the first quarter of 2007, the Company recorded restructuring charges of $1.3 million related to the closure of a plant in Pennsylvania. A portion of these charges, totaling $0.3 million and $0.2 million in 2008 and 2007, respectively, was recorded in cost of sales, with the balance reported as restructuring charges.
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CHB/ 8
CHAMPION ENTERPRISES, INC.
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended
	March 29,	March 31,	%
	2008	2007	Change

MANUFACTURING SEGMENT
Units sold:
HUD-Code	1,561	2,160	(28%)
Modular	669	767	(13%)
Canadian	564	344	64%
Other	27	12	125%

Total units sold	2,821	3,283	(14%)
Less: intercompany	63	64	(2%)

Units sold to independent retailers / builders	2,758	3,219	(14%)

Floors sold	4,988	6,365	(22%)

Multi-section mix	66%	79%

Average unit prices, excluding delivery
Total	$56,600	$55,000	3%
HUD-Code	$45,500	$45,500	0%
Modular	$69,100	$77,200	(10%)
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